Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered on August 31, 2009, between and among Cadence Bank, N. A., a national banking association (“Cadence”), Galloway-Chandler-McKinney Insurance Agency, Inc., a Mississippi corporation (“GCM”) (collectively the “Sellers”) and GCM Insurance Agency, LLC, a Mississippi limited liability company (“Agency”), Galloway-Chandler-McKinney Insurance Agency of Columbus, LLC, a Mississippi limited liability company, (“Columbus”), Galloway-Chandler-McKinney Insurance Agency of Starkville, LLC, a Mississippi limited liability company (“Starkville”), Galloway-Chandler-McKinney Insurance Agency of West Point, LLC, a Mississippi limited liability company (“West Point”) and Galloway-Chandler-McKinney Insurance Agency of Monroe County, LLC, a Mississippi limited liability company (“Monroe”) (collectively “Buyers”).

The parties hereto agree as follows:

DEFINITIONS

Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise require:

(a) “Affiliate” means any Person, directly or indirectly, controlling, controlled by, or under common control with Sellers or Buyers. Without limiting the generality of the foregoing, a Person is considered to be in control of or to be controlled by another Person if such Person holds 50% or more of the outstanding voting equity interest in such other Person or such other Person holds 50% or more of its outstanding voting equity interest.

(b) “Acquired Assets” means all of the assets of Sellers of every kind, character and description, tangible or intangible, real or personal, used in and constituting GCM’s insurance operation (other than the Excluded Assets), including but not limited to, Customer Lists, Property Rights, receivables, contract rights, work in process, as well as the personal property described in the list attached as Exhibit 1(b), including GCM’s furniture, equipment and business assets and its leasehold rights (as specified in paragraph 8.3 below, at GCM’s facilities in Columbus, Starkville, West Point, Aberdeen and Amory, Mississippi (the “Business Locations”) including, without limitation, those assets identified on Exhibit 1(a) of this Agreement.

(c) “Assumed Liabilities” means those obligations of Sellers being assumed by one or more of the Buyers pursuant to this Agreement, including, without limitation, those liabilities identified on Exhibit 1(c) of this Agreement.

(d) “Books and Records” means all books and records and operating data in the possession of GCM and relating solely to the GCM Business, including, but not limited to, all lists of customers, lists of suppliers, all sales and credit information, advertising and purchasing materials and correspondence, quotation records, personnel records, resume files, payroll master files and all collection and credit records.

(e) “Customer Lists” means all lists of customers who, at present are, in the past have been, or in the future may be, purchasers of the goods and services related to the GCM Business.

(f) “Encumbrance” means any mortgage, deed of trust, covenant, condition, restriction, easement, right of way, option, lien, pledge, lease, charge, equity, claim, conditional sales contract, or security interest.

(g) “Excluded Assets” means those assets of GCM that Cadence will retain, which assets are identified on Exhibit 1(g) to this Agreement.

(h) “Knowledge” means, with respect to any party hereto, the actual knowledge, after Due Inquiry (as defined herein), of the individuals listed below. For Sellers, such individuals are: Lewis F. Mallory, Richard T. Haston and Aubrey Adair. For Buyers, such individuals are: James C. Galloway, Jr. and Kyle Chandler, III. For purposes of the foregoing, “Due Inquiry” by a party means a process reasonably calculated to elicit such material information relating to that inquiry as the applicable party is expressly requested hereunder to disclose (to the extent of their respective Knowledge).

(i) “Person” means a natural person, a corporation, a partnership or any other entity.

(j) “Property Rights” means all trademarks, trade names, service marks, copyrights, patents and all documents related thereto, and other similar intellectual property rights used or held by GCM and used in the GCM Business.

(k) “GCM Business” means the business and related or supporting activities regarding the sale or service of insurance products of GCM as conducted at GCM’s Business Locations

(l) “Return” or “Returns” means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes.

(m) “Tax” or “Taxes” means any federal, state, local, foreign or other taxes (including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or governmental charges of any kind whatsoever, including interest, penalties, additions to tax or additional amounts with respect to such items).

ARTICLE 1

SALE AND TRANSFER OF ASSETS

1.1 Sale and Transfer of Business and Assets.

(a) Subject to and upon the terms and conditions set forth in this Agreement, GCM will sell, transfer, convey, assign and deliver to Buyers, and Buyers will purchase, at the Closing hereunder, the GCM Business, including all of the business, assets, properties, goodwill and rights of GCM as a going concern, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the Books and Records of GCM (hereinafter “Acquired Assets”), including, without limitation, (i) the assets identified in Exhibit 1(a) and (b) the assets reflected on the Balance Sheet referred to in Section 2.2 hereof, with only such dispositions of such assets reflected on the Balance Sheet as shall have occurred in the ordinary course of GCM’s business between the date thereof and the Closing and which are permitted by the terms hereof, but not including the Excluded Assets described on Exhibit 1(g).

(b) The Acquired Assets shall be conveyed to the respective Buyers as shown on Exhibit 1(e) free and clear of all liabilities, obligations, and Encumbrances excepting only those liabilities and obligations which are expressly to be assumed by Buyers hereunder and those Encumbrances securing the same which are specifically disclosed herein or expressly permitted by the terms hereof.

1.2 Assumption of Liabilities. Buyers agree to assume, pay, perform and discharge the Assumed Liabilities, which shall be assumed by the respective Buyers as shown on Exhibit 1(c).

It is expressly acknowledged and agreed that Buyers will not assume and shall not be liable, either expressly or impliedly, for any of the obligations or liabilities of GCM of any kind and nature other than those specifically assumed herein. Buyers shall not assume or become liable (expressly or impliedly) with respect to any of the following:

(a)	except as set forth herein, any liability of GCM, either directly or indirectly, for either principal or interest, with respect to advances or loans made by Cadence to GCM or made by GCM to Cadence;

(b)	except as set forth herein, any liability arising out of any employee benefit plans maintained by Cadence for the benefit of any employees of GCM or any other liability of GCM with respect to any employees including but not limited to incentive compensation plans, severance pay, retention pay, accrued salaries, wages, bonuses, payroll taxes, hospitalization and medical insurance, deferred compensation and vacation and sick pay; and

(c)	except as set forth herein, any liability attributable to Tax assessed against any of the assets to be conveyed or leased hereunder relating to the period on or before the Closing Date, such taxes to remain the responsibility of GCM.

1.3 Purchase Price.

In consideration of the sale, transfer, conveyance, assignment and delivery of the Acquired Assets by GCM to Buyers, and in reliance upon the representations and warranties made herein by Sellers, Buyers will, in full payment thereof, pay to GCM at the Closing a total purchase price equal to the sum of $5,204,000 allocated as of July 31, 2009 on the attached Exhibit 1.3, with (i) the total price to be adjusted to reflect any change in working capital for the period from December 31, 2008 and ending on August 31, 2009, such adjustment to be made in accordance with generally accepted accounting principles when the Books and Records of GCM as of August 31, 2009 have been closed out by GCM and Buyers in accordance with the normal accounting practices of GCM and approved by Sellers (the “Post Closing Adjustment”) and (ii) a further adjustment (the “Final Post Closing Adjustment”) to be performed as set forth in Section 8.6 herein. Buyers and Sellers agree to pay to the appropriate party such additional amounts established to accomplish the Post Closing Adjustment and the Final Post Closing Adjustment. The purchase price shall be payable in cash at Closing.

1.4 Closing. The “Closing” shall take place on the 31st day of August, 2009 (the “Closing Date”) at the office of Cadence in Starkville, Mississippi, or such other time and place as the parties may agree upon. In the event either of the parties is entitled not to close on the scheduled date because a condition to the Closing set forth in Articles 6 or 7 hereof has not been met (or waived by the party or parties entitled to waive it), such party may postpone the Closing from time to time, by giving at least five days prior written notice to the other party, until the condition has been met (which all parties will use their best efforts to cause to happen), but in no event to a date later than September 30, 2009.

1.5 Obligations at Closing; Further Acts and Assurances.

(a)	At the Closing, Sellers will deliver to Buyers:

(i)	a bill of sale duly executed by GCM for all of the Acquired Assets that are tangible personal property in the form of Exhibit 1.5(a)(i) (the “Bill of Sale”) executed by GCM;

(ii)	an assignment of all of the Assets that are intangible personal property in the form of Exhibit 1.5(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by GCM;

(iii)	such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance satisfactory to Buyers’ counsel, as shall be effective to vest in Buyers good and marketable title to the Acquired Assets;

(iv)	all contracts, files and other data and documents pertaining to the Acquired Assets, and

(v)	all documents required to be delivered to Buyers under the provisions of this Agreement.

(vi)	a certificate executed on behalf of Sellers as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing; and

(vii)	assignment of lease agreements in the form attached as Exhibit 1.5(a)(vii), which will be sufficient to transfer GCM’s leasehold rights as detailed in paragraph 8.3 to Starkville and West Point.

(viii)	a special warranty deed executed by GCM conveying its owned property in Amory, Mississippi to Campbell Properties, LLC, the assignee of Monroe, free and clear of any and all Encumbrances and right of tenants in possession except the permitted exceptions in the form set forth on Exhibit 1.5(a)(viii).

(ix)	Other customary deliverables related to conveyance of owned property.

(b)	At the Closing, Buyers will deliver to Sellers:

(i)	Five Million Two Hundred and Four Thousand Dollars ($5,204,000) by check or wire transfer, allocated in accordance with Exhibit 1.3, to an account or accounts specified by GCM in a writing delivered to Buyers at least three (3) business days prior to the Closing Date;

(ii)	a document detailing the assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Buyers;

(iii)	a certificate executed on behalf of Buyers as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing; and

(iv)	assumption of lease agreements, in the form attached as Exhibit 1.5(a)(vii), which will be sufficient to assume GCM’s leasehold rights as detailed in Section 8.3 at Starkville and West Point.

(v)	lease agreements with Cadence covering the space currently occupied in the Cadence branch office in Aberdeen, Mississippi and the building owned by Cadence in Columbus, Mississippi currently occupied by GCM.

(c)

At any time and from time to time after the Closing, at Buyers’ request and without further consideration, Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyers may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Buyers, and to confirm Buyers’ title to, all of the Acquired Assets, to put Buyers in actual possession and operating control thereof and to assist Buyers in exercising all rights with respect thereto. After the Closing, at reasonable times and on reasonable written notice of not less than ten (10) days, Buyers shall have access to the minute books and stock ledger records of GCM, which relate to the Acquired Assets, and Sellers shall retain such minute books and stock ledger records, for a period of three years after the Closing.

(d)	At any time and from time to time after the Closing, at Sellers’ request and without further consideration, Buyers will execute and deliver such other instruments of assumption, transfer, assignment and confirmation and take such action as Sellers may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Buyers, and to confirm Buyers’ title to, all of the Acquired Assets and Buyers’ assumption of all of the Assumed Liabilities.

(e)	GCM agrees that Buyers shall have the right and authority to collect for its own account all receivables which are included in the Acquired Assets as shown on Exhibit 1(b) and other items which shall be transferred to Buyers as provided herein and to endorse with the name of GCM any checks received on account of any such receivables or other items. GCM agrees that it will promptly transfer and deliver to Buyers any cash or other property which GCM may receive in respect of such receivables or other items.

(f)	Buyers agree to retain all Books and Records related to the GCM Business for seven (7) years following the Closing.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES BY SELLERS

Sellers represent and warrant to Buyers as follows:

2.1 Organization, Corporate Power and Qualification. GCM is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has full corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on the GCM Business as and where it is now being conducted, to enter into this Agreement, and to consummate the transactions contemplated hereby. GCM is not in default under or in violation of any provision of its Articles of Incorporation or by-laws.

2.2 Financial Statements. Exhibit 2.2 consists of the following financial statements of GCM: the unaudited balance sheet of GCM as of December 31, 2008, March 31, 2009, June 30, 2009 and July 31, 2009 (“Balance Sheet”) and unaudited statement of operations of GCM for such periods (the “Balance Sheet Date”) (the unaudited financial statements and the related statements of operation being herein called “GCM Financial Statements”).

2.3 Absence of Certain Recent Changes. Except as expressly provided in this Agreement or as set forth on Exhibit 2.3 in alphabetical order corresponding to the following subsections since the Balance Sheet Date, and through the Closing Date, with regard to the GCM Business, GCM has not been and will not have:

(a)	suffered any change in financial condition, assets, liabilities, operations, prospects or business or suffered any other event or condition of any character which individually or in the aggregate has or might reasonably have a material adverse effect on GCM;

(b)	canceled any debts or waived any claims or rights whether or not in the usual and ordinary course of business;

(c)	paid, lent or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the officers or directors of GCM or of any “affiliate” or “associate” of any of their officers or directors (as such terms are defined in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended), except for reimbursement of ordinary and reasonable business expenses related to the GCM Business and compensation to officers at rates not exceeding the rates of compensation at the Balance Sheet Date;

(d)	amended, terminated or otherwise altered (whether by action or inaction) any contract, agreement or license to which GCM is a party, or received any notice of termination or violation of the same;

(e)	entered into a material transaction other than in the ordinary course of business or made any change in any method of accounting or accounting practice;

(f)	canceled, or failed to continue, insurance coverages; or

2.4 Title to Properties.

(a)	GCM has good, marketable and insurable title to all the properties and assets it owns or uses in the GCM Business. To the knowledge of Sellers, except as specifically provided in this Agreement, none of the Acquired Assets are subject to any Encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except (i) as expressly set forth in the Balance Sheet as securing specific liabilities or as otherwise expressly permitted by the terms hereof; (ii) those imperfections of title and Encumbrances, if any, which (A) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto, (B) do not interfere with either the present or the continued use of such property or the conduct of GCM’s normal operations, and (C) have arisen only in the ordinary course of business. All of the properties and assets owned, leased or used by GCM are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of GCM and are directly related to the business of GCM.

(b)	Attached hereto as Exhibit 2.4(b) is a separate schedule containing an accurate and complete list and description of the following items which are related to the GCM Business:

(i)	All real property in which GCM has a leasehold or other interest or which is used by GCM in connection with the operation of the GCM Business, together with a description of each lease, sublease, license, or any other instrument under which GCM claims or holds such leasehold or other interest or right to the use thereof or pursuant to which GCM has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

(ii)	All leases related to machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies), owned, leased or used by GCM except for items having a value of less than $500 which do not, in the aggregate, have a total value of more than $5,000, setting forth with respect to all such listed property a summary description of all leases, Encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

(iii)	All Property Rights, including but not limited to patents, patent applications, patent license, trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, copyrights and copyright registrations, and applications therefor, wholly or partially owned or held by GCM or used in the operation of GCM’s business.

(iv)	All contracts (including service contracts), agreements, commitments or other understandings or arrangements to which GCM is a party or by which it or any of its property is bound or affected but excluding (A) purchase and sale orders and commitments made in the ordinary course of business involving payments or receipts by GCM of less than $500 in any single case but not more than $5,000 in the aggregate, (B) contracts entered into the ordinary course of business and involving payments or receipts by GCM of less than $500 in the case of any single contract but not more than $5,000 in the aggregate, and (C) contracts entered into in the ordinary course of business which are terminable by GCM on less than 30 days’ notice without any penalty or consideration and involving payments or receipts by GCM of less than $500 in the case of any single contract but not more than $5,000 in the aggregate.

To Sellers’ Knowledge, all of the contracts, agreements, leases, licenses and commitments required to be listed on Exhibit 2.4(b) (other than those which have been fully performed) are valid and binding and enforceable in accordance with their respective terms (subject to bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights), in full force and effect and, except as otherwise specified in Exhibit 2.4(b), validly assignable to Buyers without the consent of any other party so that, after the assignment thereof to Buyers pursuant hereto, Buyers will be entitled to the full benefits thereof. Except as provided herein, none of the payments required to be made under any such contract, agreement, lease, license or commitment has been prepaid more than 30 days prior to the due date of such payment thereunder, and there is not thereunder any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights, and none of such contracts, agreements, leases, licenses or commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to GCM’s business, properties, assets, earnings or prospects or likely, either before or after the Closing, to result in any material loss or liability. None of GCM’s existing or completed contracts is subject to renegotiation with any governmental body. True and complete copies of all such contracts, agreements, leases, licenses and other documents listed on Exhibit 2.4(b) (together with any and all amendments thereto) have been delivered to Buyers.

2.5 Execution, Delivery and Performance of Agreement; Authority. To the Knowledge of Sellers, neither the execution, delivery nor performance of this Agreement by Sellers will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, any provision of GCM’s certificate of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or to the Knowledge of Sellers, any order, judgment or decree to which GCM is a party or by which any of them may be bound or affected. Sellers have the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by each of them to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken and this Agreement and each document to be executed in connection herewith constitutes a valid and binding obligation enforceable in accordance with its terms against Sellers, subject to bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights.

2.6 Permits and Licenses. Included as Exhibit 2.6 is a schedule of permits and licenses, listing and briefly describing each permit, license or similar authorization from each governmental authority issued with respect to the operation or ownership of the GCM Business by Sellers together with the designation of the respective expiration dates of each. To the Knowledge of Sellers, GCM is not required to obtain any additional permits, licenses or similar authorizations from any governmental authority for the property or the operation of the GCM Business other than those listed on Exhibit 2.6.

2.7 Assets Necessary to Business. GCM presently has and at Closing will have and transfer to Buyers title to all property and assets, real, personal and mixed, tangible and intangible, and all leases, licenses and other agreements, necessary to permit Buyers to carry on the GCM Business as presently conducted.

2.8 Compliance With Laws and Other Instruments. Except as set forth in Exhibit 2.8, to the Sellers’ Knowledge, GCM has complied with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to the GCM Business, as presently conducted. To the Sellers’ Knowledge, neither the ownership nor use of GCM’s properties nor the conduct of the GCM Business conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of incorporation or bylaws as presently in effect, or any Encumbrance, lease, license, agreement, understanding, law ordinance, rule or regulation or any other, judgment or decree to which Sellers are a party or by which it may be bound or affected. To the Sellers’ Knowledge, no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the GCM Business, and its operations or properties and which might adversely affect the Acquired Assets in the GCM Business, its, operations or prospects, either before or after Closing exist.

2.9 Tax Matters. Sellers have filed, or will prepare and timely file, all Returns that are required to be filed by it for all periods prior to or including the Closing Date related to the GCM Business, and such Returns are (or to the extent filed between the date hereof and the Closing Date will be) correct and complete. All Taxes (whether or not requiring the filing of Returns) of Sellers related to the GCM Business for the aforementioned periods have been timely and fully paid or adequately reserved.

2.10 Books of Account; Reports. The books of account of GCM related to the GCM Business are accurate and complete and fairly reflect the transactions and the disposition of its assets, and GCM has filed all reports and returns required by any law or regulation to be filed by it.

2.11 Brokers and Finders. Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the contemplated transactions.

2.12 No Knowledge of Certain Events. Sellers have no Knowledge of any event or fact that has caused or will cause a breach of any representation or warranty on the part of the Sellers.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers hereby represent and warrant as follows:

3.1 Organization and Standing of Buyers. Buyers are limited liability companies duly organized, validly existing and in good standing under the laws of the state of Mississippi and have full corporate power and authority to conduct the business of such companies as now being conducted.

3.2 Authority; Binding Effect. Buyers have the power to execute and deliver this Agreement and consummate the transactions contemplated hereby and each has taken (or by the Closing Date will have taken) all action required by law, its certificates of formation, operating agreements or otherwise to authorize such execution and delivery and the consummation of the transactions and contemplated hereby. The execution, delivery, and performance of this Agreement constitutes the valid and binding agreement of Buyers enforceable in accordance with its terms subject to bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights.

3.3. Rights of Third Parties. Neither the execution and delivery of this Agreement by Buyers nor the consummation or performance of any of the Contemplated Transactions by Buyers will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(a) any provision of Buyers’ governing documents;

(b) any order, judgment or decree to which any Buyers is a party or by which any Buyers may be bound; or

(c) any Contract to which any of the Buyers is a party or by which any Buyer may be bound.

3.4 No Consents Required. Buyers are not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of Buyers’ obligations under this Agreement.

3.5 Certain Proceedings. There is no pending action, arbitration, audit, hearing, investigation, litigation or suit that has been commenced against any Buyers and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated in this Agreement. To Buyers’ Knowledge, no such proceeding has been threatened.

3.6 Brokers and Finders. Buyers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the contemplated transactions.

3.7 No Knowledge of Certain Events. Buyers have no Knowledge of any event or fact that has caused or will cause a breach of any representation or warranty on the part of the Buyers.

ARTICLE 4

COVENANTS OF BUYERS

Buyers hereby covenant and agree as follows:

4.1 Best Efforts to Secure Consents. Buyers shall use its best efforts to secure before the Closing all necessary consents and approvals needed to satisfy all the conditions precedent to the obligations of Seller hereunder.

4.2 Necessary Action. Buyers will take all necessary action and each will use its best efforts to obtain all consents, approvals and amendments of agreements required of it to carry out the transactions contemplated by this Agreement and to satisfy the conditions specified herein.

4.3 Handling of Documents. With respect to information provided by GCM pursuant to this Agreement prior to the Closing and subject to any state and federal filing requirements, Buyers agree to keep all such information confidential which is not in the public domain, except to the extent that such information (i) becomes generally available to the public other than as a result of disclosure directly or indirectly by Buyers, (ii) was known by Buyers on a non-confidential basis prior to disclosure to Buyers by GCM pursuant to this Agreement or (iii) becomes available to Buyers on a non-confidential basis from a source (other than Sellers) which is entitled to disclose the same, and to exercise the same care in handling such information as it would exercise with similar information of its own.

4.4 Employee Matters. Buyers shall offer employment to all former employees of GCM who are terminated by GCM pursuant to Section 5.6 hereof.

4.5 Benefit and Employee Plans. Buyers agree that they will provide health insurance benefits to all former full time GCM employees after the Closing.

ARTICLE 5

COVENANTS OF SELLERS

Sellers covenant and agree as follows:

5.1 Access and Information. With regard to the Acquired Assets and GCM Business; Sellers will have:

(i)	provided to Buyers and its officers, attorneys, accountants and other representatives, during normal business hours, or otherwise if Buyers reasonably deem necessary, free and full access to all of the properties, assets, agreements, commitments, books, records, accounts, Returns and records related to Returns, and documents of GCM and permit them to make copies thereof;

(ii)	furnished Buyers and its representatives with all information concerning the business, properties, and affairs of GCM as Buyers requests and certified by the officers, if requested;

(iii)	caused the independent public accountants of GCM to make available to Buyers and its representatives all financial information relating to GCM requested, including all working papers pertaining to audits and reviews made heretofore by such auditors;

(iv)	furnished Buyers true and complete copies of all financial and operating statements of GCM;

(v)	permitted access to customers and suppliers for consultation or verification of any information obtained by Buyers and use their best efforts to cause such customers and suppliers to cooperate with Buyers in such consultation and in verifying such information; and

(vi)	caused their employees, accountants and attorneys to make disclosure of all material facts known to them affecting the financial condition and business operations of GCM and to cooperate fully with any audit, review, investigation or examination made by Buyers and its representatives, including, without limitation, with respect to:

(a) The Books and Records of GCM;

(b) Leases, contracts and commitments between GCM and any other person;

(c) Physical examination of any Real Property; and

(d) Physical examination of the Acquired Assets.

5.2 Conduct of Business. GCM has conducted the GCM Business in the ordinary course thereof since July 31, 2009, consistent with past practice and in such a manner that the representations and warranties contained in Article 2 of this Agreement shall be true and correct and as of the Closing Date (except for changes contemplated, permitted or required by this Agreement) and so that the conditions to be satisfied by Sellers at the Closing shall have been satisfied. With regard to GCM Business, GCM consistent with conducting its business in accordance with its reasonable business judgment, has preserved the business of GCM intact; used its best efforts to keep available to Buyers the services of the present employees of GCM (except those dismissed for cause or those who voluntarily discontinue their employment) and preserved for Buyers the goodwill of the suppliers, customers and others having business relations with GCM since July 31, 2009.

5.3 Personnel Matters. With regard to the GCM Business, GCM has afforded to the officers, attorneys, accountants and other authorized representatives of Buyers reasonable access to all officers and employees of GCM for the purpose of interviewing, testing, and conducting such other evaluations as Buyers may reasonably require. Buyers have been permitted to negotiate employment agreements with such officers and employees of GCM as it may determine; provided, however, that no such employment agreement shall be effective until the Closing.

5.4 Compliance with Agreement. With regard to the GCM Business, GCM shall not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and shall do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement. GCM shall give Buyers prompt written notice of any change in any information contained in the representations and warranties made in Article 2 hereof and on the Exhibits referred to therein hereof) and of any condition or event which constitutes a default of any covenant or agreement made in this Article 5 or in any other Article hereof.

5.5 Best Efforts to Secure Consents. GCM shall take, and shall cause GCM to take such actions and use their best efforts to secure before the Closing Date all necessary consents and approvals required to carry out the transactions contemplated by the Agreement and to satisfy all other conditions precedent to the obligations of Buyers and GCM.

5.6 Employee Matters. Effective at Closing, the employment of all employees of GCM employees shall be terminated by GCM and Buyers shall offer employment to all of the former GCM employees.

5.7 Benefit and other Employee Plans. Effective at Closing, GCM shall terminate any employee benefit plans including insurance coverages.

5.8 Accrual for Vacation Benefits for Former GCM Employees. In lieu of paying at the Closing the earned vacation benefits to the GCM employees that will be terminated on the Closing Date, GCM will accrue on its books and records an amount anticipated to represent two thirds (66.667%) of the vacation benefits that are due and payable to such employees. Buyers will be responsible for eliminating such accrual on its books and records as and when such employees take their vacation as employees of Buyers.

5.9 Other Accruals. At the Closing, GCM will accrue on its books and records an amount that represents two thirds (66.667%) of the real and personal property taxes associated with the GCM Business. Buyers will be responsible for eliminating such accrual on its books and records as and when such taxes are paid by Buyers.

ARTICLE 6

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

All obligations of GCM which are to be discharged under this Agreement at the Closing are subject to the performance, at or prior to the Closing, of all covenants and agreements contained herein which are to be performed by Buyers at or prior to the Closing and to the fulfillment at, or prior to, the Closing, of each of the following conditions (unless expressly waived in writing by GCM at any time at or prior to the Closing):

6.1 Representations and Warranties True. All of the representations and warranties made by Buyers contained in Article 3 of this Agreement shall be true as of the date of this Agreement and shall be deemed to have been made again at and as of the date of Closing, and shall be true at and as of the date of Closing in all material respects; Buyers shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

6.2 Authority. All action required to be taken by or on the part of Buyers to authorize the execution, delivery and performance of this Agreement by Buyers and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Buyers.

6.3 No Obstructive Proceeding. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, omission or governmental authority shall be subsisting against GCM, or the officers or directors of GCM or the Buyers, which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

6.4 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated hereby and all certificates and documents delivered to GCM pursuant to this Agreement shall be satisfactory in form and substance to GCM and its counsel acting reasonably and in good faith.

6.5 Insurance. On or before the Closing Date, the Buyers shall have secured: (i) comprehensive general liability insurance covering all Assumed Liabilities with limits of not less than Five Million Dollars ($5,000,000) per occurrence; (ii) errors and omissions insurance covering all of the Acquired Assets and all obligations of Buyers in connection with the indemnity provided in Section 10.1(b) with an annual aggregate limit of not less than Five Million Dollars ($5,000,000); and (iii) all other insurance policies (including where necessary performance or security bonds) required to be maintained under any contract assigned to, and assumed by the any of the Buyers hereunder. Such insurance shall remain in effect for at least a period of 3 years after the Closing Date. Each policy shall name Sellers as additional insured parties. Buyers shall deliver duplicate originals of all policies to Sellers, evidencing the existence and amounts of such insurance (Buyers may deliver certificates of such insurance in lieu of duplicate originals of policies). All policies of insurance required hereunder must contain a provision that the company writing said policy will give to Sellers thirty (30) days notice in writing in advance of any modification, cancellation or lapse or reduction in the amounts of insurance.

6.6. Fairness Opinion. A Fairness Opinion shall have been rendered by Southard Financial (the “Fairness Opinion”) to the board of directors of each Seller as to the fairness, from a financial point of view, to Sellers and the shareholder of GCM of the structure and financial terms of the transactions contemplated by this Agreement to the effect that the purchase price payable to Sellers hereunder is fair from a financial perspective to the shareholders of GCM and Cadence.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYERS

All obligations of Buyers which are to be discharged under this Agreement at the Closing are subject to the performance, at or prior to the Closing, of all covenants and agreements contained herein which are to be performed by Sellers at or prior to the Closing and to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by Buyers at any time at or prior to the Closing):

7.1 Representations and Warranties True. All of the representations and warranties of Sellers contained in Article 2 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the date of Closing in all material respects; Sellers shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

7.2 No Obstructive Proceeding. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against Buyers or the officers or directors of Buyers which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transaction contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

7.3 Consents and Approvals; Releases. Each of the parties to any agreement or instrument under which the transactions contemplated hereby would constitute or result in a default or acceleration of obligations shall have given such consent as may be necessary to permit the consummation of the transactions contemplated hereby without constituting or resulting in a default or acceleration under such agreement or instrument, and any consents required from any public or regulatory agency or organization having jurisdiction shall have been given.

7.4 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated hereby and all certificates and documents delivered to Buyers pursuant to this Agreement shall be satisfactory in form and substance to Buyers and its counsel acting reasonably and in good faith.

7.5 No Adverse Change. The operations of GCM related to the GCM Business have been conducted in the ordinary course of business consistent with past practice. From the date of the GCM Financial Statements until the Closing, no event shall have occurred or have been threatened which has or would have a material and adverse affect upon the financial condition, assets, liabilities, operations, prospects or business of GCM; and GCM shall have not sustained any loss or damage to Acquired Assets, whether or not insured, or union activity that affects materially and adversely its ability to conduct their business.

7.6 Federal and State Approvals; Licensing. Buyers shall have received such licenses, and other regulatory approvals as are otherwise necessary to operate the GCM Business of GCM.

7.7 Due Diligence. Buyers shall be satisfied with the results of its legal, accounting, business, environmental, architectural, engineering and other due diligence review of GCM.

7.8. Lender Approval. Buyers shall have received the approval of its lender, if applicable.

ARTICLE 8

SPECIAL PROVISIONS

8.1 Corporate Name of GCM. As soon as reasonably practical following the Closing, Cadence shall take steps as are necessary to liquidate and dissolve GCM so as to surrender to Agency its corporate name so that Agency can take the steps necessary to amend its name accordingly.

8.2 Non Competition. Cadence covenants and agrees as follows:

(a)	For a period of five (5) years after the Closing, neither Cadence nor its subsidiaries, successors or assigns, or any entity which it controls, will, directly or indirectly, or beneficially participate in any activity that may compete with the GCM Business and the Acquired Assets transferred to Buyers pursuant to this Agreement; provided, however; the terms and provisions of Section 8.2 of this Agreement shall not apply to (i) a successor by merger or purchaser of all or substantially all of the assets of Cadence if such successor or purchaser engages, whether directly or through a subsidiary, in similar insurance agency activities at the time of the acquisition and (ii) the right of Cadence to offer and sell insurance related products that Cadence currently provides to its banking customers as of the date of this Agreement, including fixed and variable rate annuities, the sale of credit life insurance and personal life insurance.

(b)	Cadence acknowledges that the restrictions contained in this section are reasonable in time, scope and geographic territory and necessary to protect the legitimate interests of the Buyers and do not constitute an unreasonable burden on Cadence or the public, and that any breach by Cadence of any provision hereof will result in irreparable injury to the Buyers. Cadence acknowledges that, in addition to all remedies available at law, the Buyers shall be entitled to apply for equitable relief, including injunctive relief, arising from such breach.

(c)

Cadence will not, at any time during or after the termination of this Agreement, in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation any information concerning any matters affecting or relating to the GCM Business and the Acquired Assets, including without limitation the generality of the foregoing, any of its customers, the prices it obtains or has obtained from the sale of, or at which its sales are sold, its products, or any other information concerning the business of GCM Business or the Acquired Assets, its manner of operation, its plans, processes, or other data without regard to whether all the foregoing matters will be deemed confidential, material, or important, the parties hereto stipulating that as between them, the same are important, material and confidential and gravely affect the effective and successful conduct of its business and good will, and that any breach of this paragraph shall be a material breach of this Agreement.

(d)	The terms and provisions of this Section 8.2 shall apply in each state in the United States of America and in each foreign country or state where Cadence has sales related to the GCM Business in the twelve (12) month period preceding the execution of this Agreement.

(e)	Each party agrees that it will (i) do nothing contrary to the spirit of this Agreement or to the business success of the other party, (ii) do nothing to disturb or alter the future sales of the other party’s business, (iii) do nothing to discourage or impede the satisfaction of all existing or future employees of the other party, (iv) not solicit for employment any existing or future employees of the other party and (v) will not encourage existing or future employers of the other party to leave their employment with the other party or to compete in any manner with the other party.

(f)	Cadence acknowledges that its expertise in the business and operations in which GCM has heretofore and Buyers will hereafter be engaged and its knowledge of GCM’s customers and sales territory is valuable and a significant part of this transaction and that its exercise of such experience or use of such information in violation of this covenant in this Section 8.2 would result in irreparable harm to Buyers’s benefits contemplated by this Agreement, and Buyers’s business operations and would materially affect the value of Buyers’ interests.

8.3 Leaseholds. (a) As of Closing, Starkville and West Point will assume GCM’s lease obligations related to the leaseholds at their Business Locations, and GCM shall assign to Columbus the vacant building currently leased by GCM and subject to the other terms of this Agreement, Buyers will thereafter be responsible for the performance of those leases and any costs associated with the leasehold or its improvements, including costs incurred, if any, in conjunction with the closure of that facility. (b) As of Closing, Aberdeen, Columbus and Cadence will enter into separate lease agreements, in the form attached as Exhibit 8.3, whereby Aberdeen shall lease space within the existing Cadence branch office, and Columbus can continue to occupy the existing Columbus location, with no rental, for a period from Closing until such time as Columbus shall relocate, but no later than December 1, 2009.

8.4 Post Closing Payments. Notwithstanding Section 1.2 to the contrary, the parties covenant and agree as follows:

(a) The salaries, wages, bonuses and commissions due and payable to the former GCM employees for the period preceding the Closing Date shall be paid by GCM after the Closing in accordance with the normal payroll practices of GCM and shall be reimbursed to GCM by the appropriate Buyer promptly upon the written request of GCM accompanied by an accounting and evidence of such payment by GCM.

(b) the utility expenses for electricity, gas, water and garbage charges associated with the GCM Business from the date of the last invoice for such charges through August 31, 2009 shall be paid by GCM after the Closing when invoiced and shall be reimbursed to GCM by the appropriate Buyer promptly upon the written request by GCM accompanied by a copy of the invoice and evidence of payment of such invoice by GCM.

8.5 Expenses for Post Closing Adjustment. The Post Closing Adjustment shall include, and Buyers agree to be responsible for, all ordinary expenses associated with the GCM Business arising prior to the Closing but which are invoiced to GCM after the Closing.

8.6 Final Post Closing Adjustment. The Buyers shall not be required to pay to Sellers at Closing the amount of the Income Tax Payable set forth on Exhibit 1(c), as adjusted through August 31, 2009, until such time as the actuary for Cadence has determined the actual amount of the liability to be incurred by Cadence under Financial Accounting Standard 88 (the “FAS 88 Expense”), which liability arises under the Cadence defined benefit plan from the termination of employment of the GCM employees at Closing. When the FAS 88 Expense has been determined by the actuary, then, after the actual amount of the FAS 88 Expense is incurred, the parties agree to make a Final Post Closing Adjustment involving the Income Tax Payable, but only in the event the Sellers’ gain upon the consummation of this Agreement after making the Final Post Closing Adjustment, excluding any adjustment for the change in working capital of GCM from December 31, 2008 through August 31, 2009, will not be less than $50,000 (the “Final Post Closing Adjustment Condition”). If after making the Final Post Closing Adjustment the Final Post Closing Adjustment Condition will still be satisfied, the Buyers shall receive a credit against the Purchase Price up to an amount not to exceed the amount of the Income Tax Payable set forth on Exhibit 1(c), at which time the remaining portion of the Purchase Price, as adjusted by this Section 8.6, shall be immediately due and payable from Buyers to Sellers.

ARTICLE 9

TERMINATION

9.1 Optional Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date, as follows:

(a)	By mutual consent of Buyers and Sellers; or

(b)	By Sellers, if any of the conditions set forth in Article 6 shall not have met; provided that Sellers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) if Sellers’ willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(c)	By Buyers, if any of the conditions provided in Article 7 hereof have not been met; provided that Buyers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if Buyers’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

9.2 Notice of Termination. In the event of such termination by either Buyers or Sellers pursuant to Section 9.1 above, written notice of termination shall forthwith be given to the other party.

9.3 Termination. In the event this Agreement is terminated as provided above, Buyers shall deliver to Sellers all documents (and copies thereof in its possession) concerning Sellers previously delivered by Sellers to Buyers; and none of the parties nor any of their respective partners, shareholders, directors, or officers shall have any liability to the other party for costs, expenses, loss of anticipated profits, consequential damages, or otherwise, except for any deliberate breach of any of the provisions of this Agreement.

ARTICLE 10

INDEMNIFICATION

10.1 Grant of Indemnity.

(a)	Sellers hereby indemnify and agree to hold Buyers harmless from, against and in respect of (and shall on demand reimburse Buyers for):

(i)	any and all loss, liability or damage suffered or incurred by Buyers by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Sellers contained herein or in any certificate, document or instrument delivered to Buyers pursuant hereto or in connection herewith; and

(ii)	any and all loss, liability or damage suffered or incurred by Buyers in respect of or in connection with any liabilities of GCM not specifically assumed by Buyers pursuant to the terms of this Agreement.

(b)	Buyers hereby agree to indemnify and hold Sellers harmless from, against and in respect of (and shall on demand reimburse them for):

(i)	any and all loss, liability or damage resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Buyers contained herein or in any certificate, document or instrument delivered to Sellers hereunder;

(ii)	any and all liabilities or obligations of Sellers specifically assumed by Buyers pursuant to this Agreement;

(iii)	any and all liabilities or obligations of GCM, direct or indirect, fixed, contingent or otherwise, which exist at or as of the date of the Closing hereunder or which arise after the Closing but which are based upon or arise from any act, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date of the Closing, whether or not then known, due or payable, related to the Acquired Assets and Assumed Liabilities; and

(iv)	any loss, liability or damage arising out of and resulting from the Acquired Assets and Assumed Liabilities.

(c)	Nature and Survival of Representations and Warranties. All statements, representations, warranties, indemnities, covenants and agreements made by each of the parties hereto shall survive the Closing for a term of three (3) years.

ARTICLE 11

MISCELLANEOUS

11.1 Expenses. Except as otherwise specifically provided in this Agreement, all expenses of the preparation of this Agreement and of the transactions contemplated hereby, including, without limitation, counsel fees, accounting fees, investment adviser’s fees and disbursements, and all expenses associated with name changes, marketing activities, new signage and supplies for the parties, shall be borne by the respective party incurring such expense.

11.2 Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed by certified mail or registered mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) which maintains proof of delivery:

To Cadence:	Cadence Bank, N. A.
c/o Lewis F. Mallory, Jr.
301 East Main Street
Starkville, Mississippi 39759

To GCM:	Galloway-Chandler-McKinney Insurance Agency, Inc.
c/o Richard T. Haston
301 East Main Street
Starkville, Mississippi 39759

With a copy to:	Granville Tate, Jr.
Brunini, Grantham, Grower & Hewes, PLLC
190 East Capitol Street, Suite 100
Jackson, Mississippi 39201

To Buyers:	GCM Insurance Agency, LLC
Post Office Box 9670
Columbus, Mississippi 39705

With a copy to:	John W. Crowell
Nichols, Crowell, Gillis, Cooper & Amos, PLLC
Post Office Box 1827
Columbus, Mississippi 39703-1827

or to such other address as either Sellers or Buyers may designate by notice to the other.

11.3 Entire Agreement. This Agreement and the Exhibits, schedules and documents delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and there are no representations, warranties or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

11.4 Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Mississippi.

11.5 Waiver of Trial by Jury. To the extent permitted by applicable law, each party hereby irrevocably waives all right of jury in any action, proceeding or counterclaim arising out of or in connection with this Agreement or any matter arising hereunder.

11.6 Legal Fees and Costs. The prevailing party shall be entitled to any attorneys’ fees and other legal expenses incurred in connection with the institution of any action or proceeding in court to enforce any provision hereof or any action or proceeding for damages by reason of any alleged breach or default of any provision of this Agreement.

11.7 Time. Except as noted, time is of the essence for the purposes of each and every provision of this Agreement.

11.8 Section Headings. The Section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

11.9 Waiver. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

11.10 Exhibits. All Exhibits, Appendices, schedules and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. All items disclosed hereunder shall be deemed disclosed only in connection with the specific representation to which they are explicitly referenced.

11.11 Assignment. No party hereto shall assign this Agreement without first obtaining the written consent of the other party, except Buyers shall have the right to assign this Agreement to an Affiliate or an entity to be formed by James C. Galloway, Jr. or Kyle Chandler, III only, provided however, Buyers shall remain liable to Sellers with respect to remedies in the event of breaches of Buyers’ representations, warranties and covenants and Sellers’ rights of indemnification hereunder.

11.12 Binding on Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective heirs, administrators, successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

11.13 Parties in Interest. Nothing in this Agreement is intended to confer any right on any person other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

11.14 Amendments. This Agreement may be amended, but only in writing, signed by the parties hereto.

11.15 Drafting Party. The provisions of this Agreement, and the documents and instruments referred to herein, have been examined, negotiated, drafted and revised by counsel for each party hereto and no implication shall be drawn nor made against any party hereto by virtue of the drafting of this Agreement.

11.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

11.17 Reproduction of Documents. This Agreement and all documents relating thereto, including without limitation, consents, waivers and modifications which may hereafter be executed, the Exhibits and documents delivered at the Closing, and financial statements, certificates and other information previously or hereafter furnished to Buyers may be reproduced by Buyers by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and Buyers may destroy any original documents so reproduced. Sellers agree and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Buyers in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11.18 Press Releases. Buyers and Sellers shall develop a joint press release concerning this Agreement and the transactions contemplated hereby, including but not limited to the continued production of the GCM Business product line. Each of the parties to this Agreement shall approve all releases prior to publication. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any information or making any required filings to any governmental body or agency. Any other notification to the former customers of GCM shall be at the sole cost and expense of the party sending the communication.

11.19 Access to Records After Closing. Sellers will cause their counsel and certified public accountants to afford to the representatives of Buyers, including their counsel and accountants, reasonable access to, and copies of, any records not transferred to Buyers, including, but not limited to, all audit and tax work papers related to the GCM Business or the Acquired Assets. Buyers will afford to the representatives of Sellers reasonable access to, and copies of, the records transferred to Buyers at the Closing during normal business hours after the Closing Date. Copies furnished to the party gaining such access shall be furnished at the cost to the recipient.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SELLERS:

CADENCE BANK, N.A.

By:	/s/ Lewis F. Mallory, Jr.
Lewis F. Mallory, Jr., Chairman & Chief Executive Officer

GALLOWAY-CHANDLER-MCKINNEY INSURANCE AGENCY, INC.

By:	/s/ Richard T. Haston
Richard T. Haston, Secretary

BUYERS:

GCM INSURANCE AGENCY, LLC

By:	/s/ James C. Galloway, Jr.
James C. Galloway, Jr., Manager

GALLOWAY-CHANDLER-MCKINNEY INSURANCE AGENCY OF COLUMBUS, LLC

By:	/s/ James C. Galloway, Jr.
James C. Galloway, Jr., Manager

GALLOWAY-CHANDLER-MCKINNEY INSURANCE AGENCY OF WEST POINT, LLC

By:	/s/ Kyle Chandler
Kyle Chandler, Manager

By:	/s/ Steven L. McKinney
Steven L. McKinney, Manager

GALLOWAY-CHANDLER-MCKINNEY INSURANCE AGENCY OF STARKVILLE, LLC

By:	/s/ William W. Hilbun
William W. Hilbun, Manager

GALLOWAY-CHANDLER-MCKINNEY INSURANCE AGENCY OF MONROE COUNTY, LLC

By:	/s/ John William Campbell, Sr.
John William Campbell, Sr., Manager